                              AMENDMENT TO BY-LAWS
                                       of
                             Shadow Stock Fund, Inc.
                      (as adopted by the Board of Directors
                               on April 23, 2002)

     Effective  April 23,  2002,  Article V,  Section 1 of the By-laws of Shadow
Stock Fund, Inc. hereby is amended to read in its entirety as follows:

     Section 1.  Officers of the  Corporation.  The officers of the  corporation shall be elected by the Board of  Directors  and shall  include a  president,  a secretary and a treasurer.  The Board of Directors may, from time to time, elect or appoint a controller, one or more vice-presidents,  assistant secretaries and assistant  treasurers.  The president  shall preside at meetings of the Board of
Directors,  unless the Board of Directors, at its discretion,  elects a chairman of the Board to preside at such  meetings.  In  addition,  such  chairman  shall perform and  execute  such  executive  and  administrative  duties and have such powers as the Board of Directors  may from time to time  prescribe.  Two or more offices may be held by the same person but no officer shall execute, acknowledge or verify  any  instrument  in more than one  capacity,  if such  instrument  is required by law, the Articles of  Incorporation or these By-laws to be executed, acknowledged or verified by two or more officers.

                              AMENDMENT TO BY-LAWS
                                       of
                             Shadow Stock Fund, Inc.
                      (as adopted by the Board of Directors
                                on May 30, 2002)

     Effective  May 30,  2002,  Article  II,  Sections 2 and 3 of the By-laws of
Shadow Stock Fund, Inc. hereby is amended to read in its entirety as follows:

     Section 2. Annual Meetings.  The annual meetings of stockholders,  if held, shall  be  held at such  time as may be  fixed  by the  Board  of  Directors  by resolution.  At any annual  meeting,  the  stockholders  shall  elect a Board of
Directors and transact any other  business  which may properly be brought before the meeting.  No annual meeting of stockholders shall be required in any year in which the  election  of  Directors  is not  required  to be acted upon under the
Investment Company Act of 1940, as amended,  consistent with section 2-501(b) of the Maryland General Corporation Law, as amended.

     Section  3.  Special  Meetings.  At  any  time,  special  meetings  of  the stockholders  may be called by the  president  or by a majority  of the Board of
Directors and shall be called by the president or secretary upon written request of the  holders of shares  entitled to cast not less than ten percent of all the votes entitled to be cast at such meeting.